Exhibit 99.2

Shareholder Letter

Second Quarter 2022

Customer Stories

Ann-Charlotte Bergstroem, Manager, Strategic Relationships & ATM

FOREX

“Since many of our customers are travelers, it’s very important that our ATMs are available around the clock, and it’s more efficient for us to partner with an expert in the ATM technology space. By using Diebold Nixdorf’s Managed Services solutions, we can keep downtime to a minimum, which gives us peace of mind to focus on serving our customers.”

Sara Ahmad, Chief Executive Officer

Al Qurtas Islamic Bank

“The new [DN Series] devices are already getting our customers’ attention, and in our next phase, the ATM’s integrated cash recycling capabilities will enable us to optimize cash handling and provide our customers with innovative technology that improves their banking experience.”

Michelle Lesh, Chief Commercial Officer

Alfen

“The demand for fast and reliable charging has grown rapidly in the last few years, with an increasing number of European retailers turning to Alfen for our market-leading solutions. Joining forces with a strong partner like Diebold Nixdorf will help Alfen maintain our high-quality standards in our services.”

2  |  Shareholder Letter / Q2 2022

To Our Shareholders

Our solutions were in demand during the second quarter as we saw an increase in sequential quarter-over-quarter total order entry and a record $1.4billion in backlog as of the end of June. We delivered on our prior commitments with sequential quarter-over-quarter improvement on several key measures, including 3% revenue growth, margin expansion, adjusted EBITDA, and cost-savings through our restructuring initiatives. Leading us to reaffirm our EBITDA guidance for the year.

Our laser-focus on our supply chain, especially accelerating revenue conversion, progressed in the second quarter with constructive customer conversations around options to prepay or assume a higher price due to inflationary pressures. To date, customers have been more responsive to the former option. We continue to talk with our customers and appreciate their understanding and willingness to work with us during this challenging macro-economic environment we all face.

In the second quarter we also continued to face inflationary pressures, uncertainty around financial markets, logistics and supply chain disruptions, challenges from the ongoing pandemic and the war in Ukraine. At the same time, we remained focused on delivering on our business objectives and saw sequential improvement in our performance across key metrics. We continue to expand our capabilities to serve our customers with best-in-class solutions. We also identified and are executing against $120m through our cost savings restructuring plan and have a clear line of sight to more than $30m in additional cost savings as we transform the business into a more customer centric, simpler model – operating at a lower cost – to drive growth across our core businesses.

Over the past several weeks, our company has worked quickly to take important steps to become more agile, customer-focused, and better equipped to face the challenges that come our way in this difficult environment. We recently implemented a new and simplified operating model that will help us improve our financial performance, elevate customer service and put us on a path toward a stronger future. We have confidence in our operating model to drive us forward and double our efforts on what matters most – our customers.

Going forward, in addition to talking about Banking and Retail, we will be talking about our business in terms of Product and Services. This segment and business line reporting is representative of our simplified operating structure and how we run our business and measure success.

We continue to add value through our core businesses as our customers are seeking self-service and automation to meet the needs of changing customer preferences. In Banking, we address the demand for cash recyclers as banks rethink their branch footprint and move toward more automation and efficiency around their real estate. In Retail, we provide best-in-class, innovative self-checkout (SCO) solutions, which are increasingly sought after by retailers as they navigate rapidly changing labor dynamics and customer demand for improved shopping experiences.

Product and Services provide a holistic view of how we operate our business and why we continue to be our customers’ preferred partner. With Product, our continuous focus on innovation and providing the latest and greatest products and solutions is why we continue to win market share, especially with our cash recyclers and SCOs. Our global Services organization is one of our best assets, and we expect to grow our footprint with more advanced Managed Services as clients look to outsource more of their business.

3  |  Shareholder Letter / Q2 2022

Throughout this letter we will detail our Q2 2022 performance with a focus on the following highlights:

•	Continued shift from legacy systems to DN SeriesTM ATMs as the latter, specifically cash recyclers, composed 82% of total new Banking orders in North America in Q2

•	Momentum for Retail remained strong with our self-checkout (SCO) business growing faster than the market in Europe

•	Growth of 79% YoY in connected devices for our DN AllConnectSM Data Engine

•	Continued growth and progress for our electric vehicle (EV) charging stations services initiative

•	Progress with ESG/DEI initiatives, including our Employee Resource Groups (ERGs) hosting several events around the globe including observance of the Juneteenth holiday in the U.S.

In the coming quarters, we look forward to continuing to meet the needs of our customers by providing innovative solutions and outstanding service they’re accustomed to receiving from us as we continue delivering on our growth and financial performance for our valued shareholders and debtholders.

4  |  Shareholder Letter / Q2 2022

Business Highlights

Banking

In Q2 2022, order entry for our banking solutions remained strong and was up 6% sequentially driven by demand from the U.S. and Brazil. Our DN Series ATM solutions are now live in over 90 countries with more than 570 certifications, and we continue to see the shift away from our legacy devices with our DN Series cash recyclers comprising 82% of new banking orders in North America. Additionally, approximately 63% of the total product backlog for Banking is composed of DN Series solutions.

In the second quarter we:

•   Secured an approximately $8 million deal with one of the largest banks in Egypt including expansion of their fleet to now ~50% DN Series devices including cash recyclers as well as a software win for our DN VynamicTM software suite, and a six-year maintenance and support contract for these solutions.

•   Won an approximately $6 million Managed Services deal for a large bank in India. This is a new contract which was achieved through our comprehensive solution set, including ATM monitoring, event management, help desk, cash forecasting, and site maintenance.

•   Secured an approximately $5 million contract with a major U.S.-based financial institution operating in ~30 states to refresh their existing fleet of ATMs with the DN Series – displacing a competitor.

•   Won an approximately $7 million deal in Germany with a pan-European commercial bank including DN Series devices and a 5-year services contract expanding our services or contract base (cBase) for devices. With this deal, their fleet of DN devices in Germany will expand to >80%.

We continue to execute well on our payments initiative. One of the largest U.S. banks, already well underway in implementing our Vynamic PaymentsTM software to replace their debit switch, has now contracted with Diebold Nixdorf to also replace their credit switch with Vynamic Payments. We also won a competitive RFP and proof of concept process with a European processor and are currently engaged in proof of concepts with multiple banks, with a strong sales pipeline for the remainder of the year.

5  |  Shareholder Letter / Q2 2022

Our AllConnect Data Engine continues to see growth with 79% more self-service devices connected to this solution year-over-year versus Q2 2021. Because of the war in Ukraine, we have reduced our year-end target to 215,000 connected devices, removing the 10,000 units located in Russia. We are still tracking to this goal, which equates to approximately 40% of all Diebold Nixdorf devices serviced, by the end of 2022. As a reminder, as DN connects more DN Series units to our ACDE platform, there is an opportunity to further optimize services margins.

Retail

Our SCO products continue to drive our Retail business with these solutions growing faster than the market, specifically in Europe. The evolution of consumer behavior along with labor shortages and wage inflation continues to drive increased demand for our self-service and automation. Additionally, we continue to look for ways to deploy one of our best assets – our Services organization – and continue to make progress with our EV charging station services business. This is an opportunity that originated through our retailer customer relationships and is a great example of a Services horizontal that aligns with our core business.

In the second quarter we:

•   Secured an approximately $20 million win with a conglomerate that encompasses both high-end retail stores and grocery in the UK for SCO replacements as well as a five-year contract for services, including maintenance.

•   We continue to make progress with our SCO solutions in the U.S. as we won an approximately $5 million contract for a U.S.-based chain of specialty discount stores for these products and are accelerating deployments with large European grocers across the U.S.

•   For EV, we extended our pilot with Chargepoint to additional regions; went live with Alfen and added eight additional countries; became a member of ChargeUp (an organization focused on EV); and added countries and retail projects with Compleo. We continue to track to our goal of servicing 30,000 or more units by the end of this year.

Demand for our SCO suite continues to drive momentum in 2022, contributing to growth in our Retail business, whereas EPOS remains largely stable. Increased SCO deployments provide an opportunity to capture more services business as we generally have a high attachment rate for services with SCO devices. Additionally, we look forward to more opportunities, like EV, where we can leverage our Managed Services organization and add horizontals or verticals that are a good fit for our operating model.

6  |  Shareholder Letter / Q2 2022

ESG and DEI Initiatives

We recognize all the ways that our organization touches and impacts the world around us, and we remain focused on our commitment to diversity and sustainability. Our 2021 Environmental, Sustainability and Governance (ESG) Report, which includes a comprehensive overview of our accomplishments to date, will be available in the coming weeks.
In the second quarter we:

•   Hosted two Purple Table Talks on the importance of Allyship and Financial Literacy, had two eternal speakers in Celebration of Pride month and nine additional events around the globe through our Employee Resource Groups (ERGs) as well as observed the Juneteenth holiday on June 20 in the U.S.

•   Collaborated and engaged with two of our largest data center providers in the U.S. on the topic of environmental sustainability. Our data center partners have strong commitments to source 100% of their energy needs from renewable energy by 2030 and shared their expectation to avoid over five million metric tons of CO2 annually. We plan to extend this collaboration and engagement outside of the U.S. through the end of 2022.

•   Worked on an internal employee engagement platform that will launch in the near future and will allow Diebold Nixdorf employees to report on various environmental and sustainability initiatives they are practicing and implementing to support our overall ESG goal. We intend to use this platform to learn and share experiences with our global employees to promote Diebold Nixdorf’s sustainability program globally and to share results in future reporting.

7  |  Shareholder Letter / Q2 2022

Financial Summary

Second Quarter 2022

Total Revenue ($M)

GAAP Revenue	Non-GAAP Revenue

•   Reported revenue was up sequentially 3% with the improvement driven by product sales and down 10% on a year-over-year basis due to $58 million from unfavorable FX and approximately $28 million from divestitures including Ukraine/Russia, with the remainder of the year-over-year decline due to supply chain impacts, installation delays and exiting certain low margin service contracts.

$944 $830 $852 $944 $824 $846 Q2-21 Q1-22 Q2-22 Q2-21 Q1-22 Q2-22

Gross Profit ($M) & Gross Margin

GAAP Gross Profit & Gross Margin	Non-GAAP Gross Profit & Gross Margin

•   GAAP Gross Profit and Margin decreased sequentially and year-over-year as a result of one-time charges recorded in Q2 2022 for an inventory reserve on legacy product which will no longer be sold and severance accruals for employees exiting the simplified organization. Non-GAAP Gross Profit and Margin increased sequentially, driven by price increases beginning to take hold. However, they decreased as compared to Q2 2021 due primarily to FX, lower volume, and higher non-GAAP non-billable inflation associated with supply chain disruptions.

$252 $185 $161 $262 $186 $210 26.7% 22.3% 18.9% 27.7% 22.5% 24.8% Q2-21 Q1-22 Q2-22 Q2-21 Q1-22 Q2-22

Operating Profit ($M) & Operating Margin

GAAP Operating Profit & Operating Margin	Non-GAAP Operating Profit & Operating Margin	• GAAP Operating Profit and Margin decreased from the prior periods presented as a result of $78M in restructuring charges and a $34M inventory write-off of legacy products in Q2 2022.
$13 ($83) ($92) $63 ($1) $52 1.4% (10.1)% (10.7)% Q2-21 (0.1)% 6.7% 6.2% Q1-22 Q2-22 Q2-21 Q1-22 Q2-22

•   Non-GAAP Operating Profit and Margin increased sequentially driven by our focus on cost management and pricing, but decreased year-over-year as a result of lower gross profit despite operating expense favorability.

EBITDA ($M) & EBITDA Margin[1]

EBITDA[1] & EBITDA Margin[1]	Adj. EBITDA[1] & Adj. EBITDA[1]	• The EBITDA metrics are directly attributable to the change in operating margins. Depreciation and amortization continue to decline as a result of consecutive years of reduced capital expenditures.
$45 4.7% ($53) (6.4)% ($54) (6.3)% $86 9.1% $15 1.8% $71 8.3% Q2-21 Q1-22 Q2-22 Q2-21 Q1-22 Q2-22

1)	Non-GAAP metric. See “Use of Non-GAAP Financial Information” and the Financial Tables in the back of this document for additional information.

8  |  Shareholder Letter / Q2 2022

GAAP Net Loss ($M)

Net Loss ($30) Q2-21 ($184) Q1-22 ($199) Q2-22

•   Net Loss has grown since the prior periods presented as a result of the Q2 2022 restructuring and inventory charges previously mentioned, as well as a Q2 2022 $129 million valuation allowance recorded against deferred tax assets.

Product Related Order Entry & Backlog ($M)

Order Entry	Product Related Backlog

$515 $439 $466 6% $1,107 $1,235 11% $1,372 Q2-21 Q1-22 Q2-22 Q2-21 Q1-22 Q2-22

•   Order Entry, a forward-looking indicator of revenue, remained strong and was up sequentially, but down on a year-over-year basis due to FX and a challenging prior year comparison.

•   Backlog increased 24% closing Q2 at a record of approximately $1.4 billion, fueled by continued demand for our Banking & Retail products.

1)	Non-GAAP metric. See “Use of Non-GAAP Financial Information” and the Financial Tables in the back of this document for additional information.

9  |  Shareholder Letter / Q2 2022

Financial Discussion

Second Quarter 2022

Banking Highlights

As discussed earlier in this letter, and in connection with our new operating model and simplified structure, the reportable segments are Banking and Retail. From this quarter forward, and consistent with how we manage the business, we will be disclosing Banking on a global basis vs. Americas and Eurasia.

Revenue ($M) $639 $598 $563 $590 Q2-21 Q2-21** Q1-22 Q2-22	Banking Revenue improved sequentially by 5% with improvement in both products and services. Excluding the $29m impact of unfavorable FX and $11M from divestitures including Russia/Ukraine, revenue was negatively affected by supply chain / logistics headwinds and terminated services contracts.

Gross Profit ($M) & Margin
$184 28.9% $170 28.5% $126 22.4% $148 25.0% Q2-21 Q2-21** Q1-22 Q2-22	Banking Gross Profit and Gross Margin improved sequentially based on higher revenue, realization of pricing actions and reduced spending on spot buys and expedited freight. The year-over-year decline was primarily due to inflationary impacts (materials / logistics) and to a lesser degree, decreased revenue, and unfavorable country / product mix.

** Presented on a constant currency basis and excluding divestitures and Russia/Ukraine impact (Non-GAAP metric)

Note: There is no difference between GAAP and non-GAAP segment results; as the GAAP to non-GAAP adjustments are not assigned to the segment, as these adjustments relate to items that are considered non-routine in nature and thus do not impact the way in which the business is managed or performance is assessed.

10  |  Shareholder Letter / Q2 2022

Retail Highlights

Revenue ($M)
$305 $255 $262 $256 Q2-21 Q2-21** Q1-22 Q2-22	Retail revenue was down on a sequential basis due to timing of installations and flat year-over-year after adjusting for currency and divestitures.

Gross Profit ($M) & Margin $78 25.4% $67 26.0% $60 23.0% $62 24.4% Q2-21 Q2-21** Q1-22 Q2-22	Retail Gross Profit and Margin improved sequentially with improvements across product and service and as a result of solution and geographical mix, as well as cost management initiatives. The year-over-year decline was primarily due to lower revenues, heightened inflation (particularly in products) and sequencing of pricing actions.

** Presented on a constant currency basis and excluding divestitures and Russia/Ukraine impact (Non-GAAP metric)

Note: There is no difference between GAAP and non-GAAP segment results; as the GAAP to non-GAAP adjustments are not assigned to the segment, as these adjustments relate to items that are considered non-routine in nature and thus do not impact the way in which the business is managed or performance is assessed.

11  |  Shareholder Letter / Q2 2022

Services and Product Gross Profit and Margins

GAAP Services Gross Profit ($M) & Margin $177 30.1% $152 28.9% $150 28.6% Q2-21 Q1-22 Q2-22

GAAP Services Margins decreased sequentially largely as a result of Q2 2022 severance charges impacting the services organization. Non-GAAP Services Margins increased sequentially as a result of cost optimization initiatives tied to our organizational simplification.

GAAP and Non-GAAP Services Margins decreased on a year-over-year basis due to lower revenues as a result of FX, lower high-margin attached Services and inflationary wage and logistics costs.

Non-GAAP Services Gross Profit[1] ($M) & Margin $185 31.5% $171 31.8% $153 29.3% $159 30.3% Q2-21 Q2-21** Q1-22 Q2-22

GAAP Products Gross Profit ($M) & Margin $75 21.0% $33 11.0% $11 3.2% Q2-21 Q1-22 Q2-22

GAAP Products Margins decreased sequentially and year- over-year as a result of a $34M inventory write-off in Q2 2022 as a result of a management initiative to focus on the core business and discontinue certain legacy products.

Non-GAAP Products Margins increased sequentially due to early indications of price increases from the backlog flowing through and cost management initiatives. On a year-over-year basis margins declined due to continued elevated Product inflationary costs (raw materials / freight) in relation to an otherwise normalized cost period (Q2 2021).

Non-GAAP Products Gross Profit[1] ($M) & Margin $77 21.5% $66 20.9% $33 11.1% $51 15.9% Q2-21 Q2-21** Q1-22 Q2-22

** Presented on a constant currency basis and excluding divestitures and Russia/Ukraine impact (Non-GAAP metric)

12  |  Shareholder Letter / Q2 2022

Free Cash Flow, Leverage and Debt Maturities

Levered & Unlevered Free Cash Flow1

$101 2021 $276 $123 Q2 2021 Q2 2022 ($80) ($52) ($79) ($89) ($61) ($80)

Unlevered free cash use of $61 million in the quarter reflects lower EBITDA and higher cash use on net working capital driven by supply chain challenges.

Leverage ratio[2] increased to 6.8x with net debt[3] of $2,138M and TTM adjusted EBITDA[1] of $315M

Available liquidity[3] of $210M

Debt Maturities

FacilitiesBalances as of June 30, 2022 ($M) Interest Rate index & Margin"Maturity Dates Revolving Credit($330 at 6/30/22) 5Term Loan B US$Term Loan B¬US$ SeniorUnsecured Notes due 2024 US$ Senior Secured Notes due 2025¬ Senior Secured Notes due 2025 $253 $383 $346 $400 $700 $364 $253 $383 $346 $400 $700 $364 LIBOR +4.50% LIBOR +2.75% EURIBOR+3.00% 8.50% 9.38% 9.00% July 2023 November 2023 November 2023 April 2024 July 2025 July 2025

1)	Non-GAAP metric. See “Use of Non-GAAP Financial Information” and “Supplemental Slides” for further information.
2)	Leverage ratio is defined as net debt to trailing 12-month adjusted EBITDA. Ending cash balance includes $3.4M of cash in assets held for sale, which was not realized as of June 30, 2022.
3)

Net debt and liquidity as of June 30, 2022. Net debt is a non-GAAP financial measure defined as notes payable plus long-term debt less cash, cash equivalents, short-term investments, and cash expected to be realized from assets held for sale. Available liquidity includes a portion of total cash and short-term investments plus available borrowing under the revolving credit facility, less letters of credit.

4)	LIBOR and EURIBOR rates are subject to certain floors.
5)	Capacity under the revolving credit facility is $330 at June 30, 2022, which reflects a reduction of $39 from December 31, 2021.

13  |  Shareholder Letter / Q2 2022

Outlook for 2022

Total Revenue Adjusted EBITDA1 Free cash flow2 ROIC3 2022 Previous $3.7 - $3.9B 2022 Revised $3.55 - $3.75B Key Expectations4 Change is primarily the result of FX headwinds, Primarily related to the weakening of the euro in comparison to the US dollar $320 - $350M $320 - $350M Revenue decline is offset by additional cost savings opportunites Break even Break even No change based on the EBITDA guidance remaining consisted and working capital management -13% -13% No change

1 - With respect to the company’s adjusted EBITDA and Return on Invested Capital (ROIC) outlook for 2022, it is not providing a reconciliation to the most directly comparable GAAP financial measures because it is unable to predict with reasonable certainty those items that may affect such measures calculated and presented in accordance with GAAP without unreasonable effort. These measures primarily exclude future restructuring actions and net non-routine items. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, operating profit and net income calculated and presented in accordance with GAAP. Please see “Non-GAAP Financial Measures and Other Information” for additional information regarding our use of non-GAAP financial measures.

2 - Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities from continuing operations less capital expenditures, less cash used for capitalized software development, and excluding the impact of changes in cash of assets held for sale and the use of cash for M&A and the legal settlement for impaired cloud implementation costs and excluding the use of cash for the settlement of foreign exchange derivative instruments. With respect to the company’s non-GAAP free cash flow outlook for 2022, it is not providing a reconciliation to the most directly comparable GAAP financial measure because it is unable to predict with reasonable certainty those items that may affect such measure calculated and presented in accordance with GAAP without unreasonable effort. This measure primarily excludes the future impact of changes in cash of assets held for sale, cash used for M&A activities and the settlement of foreign exchange derivative instruments. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, net cash provided (used) by operating activities calculated and presented in accordance with GAAP. Please see “Non- GAAP Financial Measures and Other Information” for additional information regarding our use of non-GAAP financial measures.

3 - ROIC is defined as tax-effected adjusted operating profit (NOPAT), utilizing an estimated 30% effective tax rate, divided by average invested capital for the period.

4 - Key expectations explain changes from guidance provided in May 2022.

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Discussion of Financial Outlook

For our 2022 financial outlook, we are reiterating our 2022 adjusted EBITDA guidance range.

We also are reiterating our 2022 Free Cash Flow outlook, which is directly correlated with our expected adjusted EBITDA guidance range as well as working capital normalization. The Free Cash Flow guidance includes cash restructuring charges.

Our adjusted 2022 revenue guidance is primarily due to FX.

We remain encouraged by our order entry activity, a forward-looking indicator of demand, and are confident in our operating model as we implement cost savings and additional operational rigor to accelerate the pace of the backlog conversion to revenue. Also, as noted we ended the quarter with ~$1.4 billion in backlog and expect to cross into 2023 with approximately $1.2 billion of backlog.

In terms of inflation, in the first half of 2022 we experienced 11% inflation and expect the full year inflation to moderate to approximately 7 to 8% by year-end.

With respect to our cost savings plan, initiated in May, to streamline operations, focus the organization on our customers, drive efficiencies, and automate processes – we have identified and are executing against approximately $120 million through our cost-savings restructuring plan and have a clear line of sight to more than $30 million in additional cost-savings.

This quarter we also thought it would be helpful to provide some additional color on our business, financial model and growth in our markets.

In terms of secured and recurring revenue for 2022:

●	Approximately 70% of our Services revenue is recurring given the contractual nature of this business

●

In excess of 90% of our total company revenue is secured via either contract or scheduled backlog/committed spend; we expect the remainder to come from billed work and scheduling of current professional services backlog

●

Approximately $920m of backlog is scheduled to be delivered in 2022 implying a 1.4x book-to-bill ratio as of Q2 2022 and ~70% coverage of product revenue (note for a more normalized view, average book-to-bill ratio was 1.1x in 2020)

Note as we mentioned last quarter, our product or hardware revenue is correlated to installations which fall under Services revenue. Installation revenue, license revenue, professional services and billable work are all part of non-recurring revenue. Additionally, product revenue is generally not recognized until the device is installed – hence the correlation between product revenue and installations.

With respect to Banking and both our installed base of ATMs and our contract base (cBase) we are providing the following details (note these are global numbers):

●

We have an installed base of ~800k ATMs[1] after excluding certain non-cash kiosk and dispensing units out of which ~250k that are located where DN does not have a service presence, leaving an addressable service base of ~550k

[1]	This excludes China and India and ~100k non-cash kiosk and dispensing units

15  |  Shareholder Letter / Q2 2022

●	We provide product related services (PRS) to over 480k ATMs with a renewal rate greater than 95% (generally the primary fluctuation in cBase is due to machines being removed); and

●

The difference between installed base and cBase is primarily a result of markets where Diebold Nixdorf does not go to market or provide PRS services directly and instead partners with local distributors. The remaining gap is a function of banks servicing their own fleets.

We view this as an opportunity to convert more of our installed base to cBase where possible as well as add on additional more advanced services beyond PRS to our current cBase.

In terms of our Retail business, as noted in our Q4 2021 Shareholder Letter, we sold 21k SCO units and 132k EPOS units in 2021. We expect the following:

●	SCO units sold to grow at a ~22% CAGR through 2024; and

●	EPOS units sold to grow at a ~1% CAGR through 2024

Also, as noted previously, but as a reminder, the average services attachment rates for our SCO and EPOS businesses, are >90% and >30%, respectively, with both having contract renewal rates greater than 95%.

For further clarity with our financial model and 3-year targets, we are providing the following information:

●	From 2022 to 2024, revenue is expected to grow ~3% annually;

●	From 2022 to 2024, gross margin is expected to increase ~200 to 250bps as a percentage of revenue;

●	From 2022 to 2024, SG&A is expected to decline ~150bps as a percentage of revenue and R&D is expected to trend downward 50bps as a percentage of revenue;

●	Adjusted EBITDA margin is expected to contract 220bps in 2022 as a percentage of revenue, ultimately increasing to ~13% in 2024;

●	From 2022 to 2024, unlevered free cash flow margin is modeled to expand from ~50% in 2022 to ~70% in 2024; and

●	Forecasting to be in compliance with our total net leverage ratio covenant through 2022.

In 2023 and 2024, we expect:

●

In 2023 / 2024, we expect to continue to close the gap between pricing and inflation via incremental price increases and modest inflation normalization – particularly as it relates to spot buys and freight. Otherwise, raw material costs are expected to remain at a similar elevated level in 2023 / 2024;

●	Going forward, we believe that pricing will cover direct cost increases; and

●

Continuous improvement efficiencies will be the primary cost of goods sold (COGS) savings contributor with ~$30m in 2023 and ~$25m in 2024. Also, ~$7m and ~$3m of COGS savings in 2023 and 2024, respectively, from the $150m+ cost savings plan.

Despite the macroeconomic challenges we are facing in 2022, we believe the trends in our business and markets we serve are favorable for Diebold Nixdorf and will support our 3-year targets and return to growth and profitability. With our focus on operational rigor and simplification of our business, we believe we are well-positioned to capitalize on the strong demand for our solutions and deliver value to our shareholders.

16  |  Shareholder Letter / Q2 2022

Non-GAAP Financial Measures and Other Information

To supplement our condensed consolidated financial statements presented in accordance with GAAP, the company considers certain financial measures that are not prepared in accordance with GAAP, including non-GAAP results, adjusted diluted earnings per share, free cash flow (use) and unlevered free cash flow (use), net debt, EBITDA, adjusted EBITDA and constant currency results. The company calculates constant currency by translating the prior year results at current year exchange rates. The company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate our operating and financial performance and to compare such performance to that of prior periods and to the performance of our competitors. Also, the company uses these non-GAAP financial measures in making operational and financial decisions and in establishing operational goals. The company also believes providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, helps investors evaluate our operating and financial performance and trends in our business, consistent with how management evaluates such performance and trends. The company also believes these non-GAAP financial measures may be useful to investors in comparing its performance to the performance of other companies, although its non-GAAP financial measures are specific to the company and the non-GAAP financial measures of other companies may not be calculated in the same manner. We provide EBITDA and Adjusted EBITDA because we believe that investors and securities analysts will find EBITDA and adjusted EBITDA to be useful measures for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditure and working capital requirements. We are also providing EBITDA and adjusted EBITDA in light of our credit agreement and the secured and unsecured senior notes. We consider free cash flow (use) to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the purchase of property and equipment and capitalized software development, changes in cash of assets held for sale and the use of cash for M&A and the legal settlement for impaired cloud implementation costs, and excluding the use/proceeds of cash for the settlement of foreign exchange derivative instruments, can be used for debt servicing, strategic opportunities, including investing in the business, making strategic acquisitions, strengthening the balance sheet and paying dividends. Unlevered free cash flow (use) provides incremental visibility into the company’s liquidity by excluding cash used for interest payments from free cash flow (use). For more information, please refer to the section, “Notes for Non-GAAP Measures.”

Differences throughout may occur due to rounding.

Segment Reporting Structure

As previously mentioned, the company reorganized its reportable segments due to the simplification of its organizational structure. The new reportable segments are Global Banking and Global Retail, which aligns with how the company makes key operating decisions, allocate resources and assess performance going forward. The new Banking segment’s sales and cost of sales are the summation of the historical Americas Banking and Eurasia Banking segments. The segment change has no impact on Retail’s sales or cost of sales. Certain corporate costs and Non-GAAP adjustments are not assigned to our reportable segments, as these charges are managed separately from the segment information the company uses to make operating decisions and assess performance.

Also in connection with the operating structure simplification, the company will no longer be separately reporting software sales and software cost of sales in its earnings materials. Rather, and consistent with its historical reporting on Form 10-Q and Form 10-K, the company will report product and service sales and cost of sales. Software licenses are included in product, while software maintenance and support and professional services are reported within service.

Prior-periods have been recast to conform to the new reporting structure. Reconciliations between the new and historical format are included in the back of this shareholder letter. These changes did not impact the consolidated financial statements.

Forward-Looking Statements

This letter contains statements that are not historical information and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding potential impact of the ongoing coronavirus (COVID-19) pandemic, anticipated operating results, future liquidity and financial position.

Statements can generally be identified as forward looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others:

17  |  Shareholder Letter / Q2 2022

●

the overall impact of global supply chain complexities on the company and its business, including delays in sourcing key components as well as longer transport times, especially for container ships and U.S. trucking, given the company’s reliance on suppliers, subcontractors and availability of raw materials and other components;

●

the ultimate impact of the ongoing COVID-19 pandemic, and other public health emergencies, including further adverse effects to the company’s supply chain, maintenance of increased order backlog, and the effects of any COVID-19 related cancellations;

●

the company’s ability to successfully meet its cost-reduction goals and to continue to achieve benefits from its cost-reduction initiatives and other strategic initiatives, such as the current $150m+ cost savings plan;

●	the success of the company’s new products, including its DN Series line and EASY family of retail checkout solutions;

●	the impact of a cybersecurity breach or operational failure on the company’s business;

●	the company’s ability to generate sufficient cash to service its debt or to comply with the covenants contained in the agreements governing its debt and to successfully refinance its debt;

●	the company’s ability to attract, retain and motivate key employees;

●

changes in the company’s intention to further repatriate cash and cash equivalents and short-term investments residing in international tax jurisdictions, which could negatively impact foreign and domestic taxes;

●	the company’s success in divesting, reorganizing or exiting non-core and/or non-accretive businesses and its ability to successfully manage acquisitions, divestitures, and alliances;

●

the ultimate outcome of the appraisal proceedings initiated in connection with the implementation of the Domination and Profit Loss Transfer Agreement with the former Diebold Nixdorf AG (which was dismissed in the Company’s favor at the lower court level in May 2022) and the merger/squeeze-out;

●

the impact of market and economic conditions, including the proliferation of cash and any deterioration or disruption in the financial and service markets, including the bankruptcies, restructurings or consolidations of financial institutions, which could reduce the company’s customer base and/or adversely affect its customers’ ability to make capital expenditures, as well as adversely impact the availability and cost of credit;

●	the impact of competitive pressures, including pricing pressures and technological developments;

●

changes in political, economic or other factors such as currency exchange rates, inflation rates (including the impact of possible currency devaluations in countries experiencing high inflation rates), recessionary or expansive trends, hostilities or conflicts (including the conflict between Russia and Ukraine), disruption in energy supply, taxes and regulations and laws affecting the worldwide business in each of the company’s operations;

●	the company’s ability to maintain effective internal controls;

●	unanticipated litigation, claims or assessments, as well as the outcome/impact of any current/pending litigation, claims or assessments;

●	the effect of changes in law and regulations or the manner of enforcement in the U.S. and internationally and the company’s ability to comply with government regulations; and

●	other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021 and in other documents the company files with the SEC.

You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only to the date of this document.

18  |  Shareholder Letter / Q2 2022

Supplemental Schedules

Q2 2022 QTD Profit & Loss Statement

Reconciliation of GAAP to Non-GAAP ($ in Millions)

	Q2 2022 (GAAP)	% of Net Sales	Restructuring & Transformation expenses	Amortization of Wincor Nixdorf purchase accounting intangible assets (non-cash)	Held for sale non-core European retail business	Legal / Deal expense	Crisis in Ukraine Costs	Impairment from Facility Closure	Inventory Charge/(Gain)	Other non- routine income / expense	Q2 2022 (non-GAAP)	% of Net Sales
Services	525.4	61.7%	—	—	(0.8)	—	—	—	—	—	524.6	62.0%
Products	326.3	38.3%	—	—	(4.9)	—	—	—	—	—	321.4	38.0%
Total Revenue	851.7	100.0%	—	—	(5.7)	—	—	—	—	—	846.0	100.0%

Services	150.3	28.6%	4.4	—	2.9	—	—	—	—	1.1	158.7	30.3%
Products	10.5	3.2%	8.7	—	(2.4)	—	—	—	34.4	—	51.2	15.9%
Total Gross Profit	160.8	18.9%	13.1	—	0.5	—	—	—	34.4	1.1	209.9	24.8%

Operating Expenses	—		—	—	—	—	—	—	—	—	—
Selling, G & A	213.8		(57.9)	(17.6)	(3.2)	(0.8)	(1.2)	—	—	0.3	133.4
R, D, & E	33.1		(7.3)	—	(1.6)	—	—	—	—	—	24.2
(Gain)Loss of Sale	—		—	—	—	—	—	—	—	—	—
Impairment of Assets	5.4		—	—	—	—	—	(5.4)	—	—	—
Total Operating Expenses	252.3	29.6%	(65.2)	(17.6)	(4.8)	(0.8)	(1.2)	(5.4)	—	0.3	157.6	18.6%
Total Operating Profit (Loss)	(91.5)	-10.7%	78.3	17.6	5.3	0.8	1.2	5.4	34.4	0.8	52.3	6.2%

Q2 2021 QTD Profit & Loss Statement

Reconciliation of GAAP to Non-GAAP ($ in Millions)

	Q2 2021 (GAAP)	% of Net Sales	Restructuring & Transformation expenses	Amortization of Wincor Nixdorf purchase accounting intangible assets (non-cash)	Legal / Deal expense	Divestiture of Fixed Assets	Other non- routine income / expense	Q2 2022 (non-GAAP)	% of Net Sales
Services	586.7	62.2%	—	—	—	—	—	586.7	62.2%
Products	356.8	37.8%	—	—	—	—	—	356.8	37.8%
Total Revenue	943.5	100.0%	—	—	—	—	—	943.5	100.0%

Services	176.8	30.1%	10.1	—	—	—	(1.9)	185.0	31.5%
Products	75.1	21.0%	1.1	—	—	—	0.6	76.8	21.5%
Total Gross Profit	251.9	26.7%	11.2	—	—	—	(1.3)	261.8	27.7%

Operating Expenses	—		—	—	—	—	—	—
Selling, G & A	204.8		(19.2)	(19.9)	(1.7)	—	(0.8)	163.2
R, D, & E	35.6		—	—	—	—	—	35.6
(Gain)Loss of Sale	(1.4)		—	—	—	1.3	—	(0.1)
Impairment of Assets	—		—	—	—	—	—	—
Total Operating Expenses	239.0	25.3%	(19.2)	(19.9)	(1.7)	1.3	(0.8)	198.7	21.1%
Total Operating Profit (Loss)	12.9	1.4%	30.4	19.9	1.7	(1.3)	(0.5)	63.1	6.7%

19  |  Shareholder Letter / Q2 2022

Q2-22 v Q2-21 QTD Revenue Reconciliation

Segment View ($ in Millions)

	Q2-22	Q2-21	Variance F/(U)	Variance %

Banking Revenue (GAAP)	590.2	638.5	(48.3)	-7.6%
FX Impact	-	(29.2)
Held for sale non-core European retail business	-	-
Divestitures and Related Actions	-	(2.2)
Russia / Ukraine Impact	-	(8.9)

Banking Adjusted Revenue (Non-GAAP)	590.2	598.2	(8.0)	-1.3%

Retail Revenue (GAAP)	261.5	305.0	(43.5)	-14.2%
FX Impact	-	(28.4)
Held for sale non-core European retail business	(5.7)	(5.2)
Divestitures and Related Actions	-	(7.7)
Russia / Ukraine Impact	-	(8.9)

Retail Adjusted Revenue (Non-GAAP)	255.8	254.8	1.0	0.4%

Total Revenue (GAAP)	851.7	943.5	(91.8)	-9.7%
Fx Impact	-	(57.6)
Held for sale non-core European retail business	(5.7)	(5.2)
Divestitures and Related Actions	-	(9.9)
Russia / Ukraine Impact	-	(17.8)

Total Adjusted Revenue (Non-GAAP)	846.0	853.0	(7.0)	-0.8%

Business Line View ($ in Millions)

	Q2-22	Q2-21	Variance F/(U)	Variance %

Services Revenue (GAAP)	525.4	586.7	(61.3)	-10.4%
FX Impact	-	(32.4)
Held for sale non-core European retail business	(0.8)	(2.8)
Divestitures and Related Actions	-	(7.0)
Russia / Ukraine Impact	-	(6.5)

Services Adjusted Revenue (Non-GAAP)	524.6	538.04	(13.4)	-2.5%

Products Revenue (GAAP)	326.3	356.8	(30.5)	-8.5%
FX Impact	-	(25.2)
Held for sale non-core European retail business	(4.9)	(2.4)
Divestitures and Related Actions	-	(2.9)
Russia / Ukraine Impact	-	(11.3)

Products Adjusted Revenue (Non-GAAP)	321.4	315.0	6.4	2.0%

Total Revenue (GAAP)	851.7	943.5	(91.8)	-9.7%
Fx Impact	-	(57.6)
Held for sale non-core European retail business	(5.7)	(5.2)
Divestitures and Related Actions	-	(9.9)
Russia / Ukraine Impact	-	(17.8)

Total Adjusted Revenue (Non-GAAP)	846.0	853.0	(7.0)	-0.8%

20  |  Shareholder Letter / Q2 2022

Q2-22 v Q2-21 QTD Gross Profit Reconciliation

Segment View ($ in Millions)

	Q2-22	Q2-21	Variance F/(U)	Variance %

Banking Gross Profit	147.5	184.3	(36.8)	-20.0%
FX Impact	-	(12.8)
Held for sale non-core European retail business	-	-
Divestitures and Related Actions	-	0.1
Russia / Ukraine Impact	-	(1.4)

Banking Adjusted Gross Profit (Non-GAAP)	147.5	170.2	(22.7)	-13.3%

Retail Gross Profit[1]	61.9	77.5	(15.6)	-20.1%
FX Impact	-	(6.3)
Held for sale non-core European retail business	0.5	(0.8)
Divestitures and Related Actions	-	(2.2)
Russia / Ukraine Impact	-	(1.7)

Retail Adjusted Gross Profit (Non-GAAP)	62.4	66.5	(4.1)	-6.2%

Total Gross Profit[1]	209.4	261.8	(52.4)	-20.0%
Fx Impact	-	(19.1)
Held for sale non-core European retail business	0.5	(0.7)
Divestitures and Related Actions	-	(2.1)
Russia / Ukraine Impact	-	(3.1)

Total Adjusted Gross Profit (Non-GAAP)	209.9	236.7	(26.8)	-11.3%

Business Line View ($ in Millions)

	Q2-22	Q2-21	Variance F/(U)	Variance %

Services Gross Profit[1]	155.8	185.0	(29.2)	-15.8%
FX Impact	-	(11.9)
Held for sale non-core European retail business	2.9	1.2
Divestitures and Related Actions	-	(2.0)
Russia / Ukraine Impact	-	(1.3)

Services Adj. Gross Profit (Non-GAAP)	158.7	171.0	(12.3)	-7.2%

Products Gross Profit[1]	53.6	76.8	(23.2)	-30.2%
FX Impact	-	(7.2)
Held for sale non-core European retail business	(2.4)	2.0
Divestitures and Related Actions	-	(0.1)
Russia / Ukraine Impact	-	(1.8)

Products Adj. Gross Profit (Non-GAAP)	51.2	65.7	(14.5)	-22.1%

Total Gross Profit[1]	209.4	261.8	(52.4)	-20.0%
Fx Impact	-	(19.1)
Held for sale non-core European retail business	0.5	(0.8)
Divestitures and Related Actions	-	(2.1)
Russia / Ukraine Impact	-	(3.1)

Total Adjusted Gross Profit (Non-GAAP)	209.9	236.7	(26.8)	-11.3%

1 Amounts include the impact of held for sale non-core European retail business for comparability purposes. Otherwise, there is no difference between GAAP and Non-GAAP segment results; as the GAAP to Non-GAAP adjustments shown in Note 1 of the Earnings Release are not assigned to the segments, as these adjustments relate to items that are considered non-routine in nature and thus do not impact the way in which the business is managed or performance is assessed.

21  |  Shareholder Letter / Q2 2022

Q2-22 v Q1-22 QTD Revenue Reconciliation

Segment View ($ in Millions)

	Q2-22	Q1-22	Variance F/(U)	Variance %

Banking Revenue (GAAP)	590.2	562.7	27.5	4.9%
Held for sale non-core European retail business	-	-
Russia / Ukraine Impact	-	(5.9)

Banking Adjusted Revenue (Non-GAAP)	590.2	556.8	33.4	6.0%

Retail Revenue (GAAP)	261.5	267.1	(5.6)	-2.1%
Held for sale non-core European retail business	(5.7)	(5.5)
Russia / Ukraine Impact	-	(3.8)

Retail Adjusted Revenue (Non-GAAP)	255.8	257.8	(2.0)	-0.8%

Total Revenue (GAAP)	851.7	829.8	21.9	2.6%
Held for sale non-core European retail business	(5.7)	(5.5)
Russia / Ukraine Impact	-	(9.7)

Total Adjusted Revenue (Non-GAAP)	846.0	814.6	31.4	3.9%

Business Line View ($ in Millions)

	Q2-22	Q1-22	Variance F/(U)	Variance %

Services Revenue (GAAP)	525.4	526.2	(0.8)	-0.2%
Held for sale non-core European retail business	(0.8)	(2.5)
Russia / Ukraine Impact	-	(3.8)

Services Adjusted Revenue (Non-GAAP)	524.6	519.9	4.7	0.9%

Products Revenue (GAAP)	326.3	303.6	22.7	7.5%
Held for sale non-core European retail business	(4.9)	(3.0)
Russia / Ukraine Impact	-	(5.9)

Products Adjusted Revenue (Non-GAAP)	321.4	294.7	26.7	9.1%

Total Revenue (GAAP)	851.7	829.8	21.9	2.6%
Held for sale non-core European retail business	(5.7)	(5.5)
Russia / Ukraine Impact	-	(9.7)

Total Adjusted Revenue (Non-GAAP)	846.0	814.6	31.4	3.9%

22  |  Shareholder Letter / Q2 2022

Q2-22 v Q1-22 QTD Gross Profit Reconciliation

Segment View ($ in Millions)

	Q2-22	Q1-22	Variance F/(U)	Variance %

Banking Gross Profit	147.5	126.3	21.2	16.8%
Held for sale non-core European retail business	-	-
Russia / Ukraine Impact	-	(0.3)

Banking Adjusted Gross Profit (Non-GAAP)	147.5	126.0	21.5	17.1%

Retail Gross Profit[1]	61.9	59.0	2.9	4.9%
Held for sale non-core European retail business	0.5	0.8
Russia / Ukraine Impact	-	(0.5)

Retail Adjusted Gross Profit (Non-GAAP)	62.4	59.3	3.1	5.2%

Total Gross Profit[1]	209.4	185.3	24.1	13.0%
Held for sale non-core European retail business	0.5	0.8
Russia / Ukraine Impact	-	(0.8)

Total Adjusted Gross Profit (Non-GAAP)	209.9	185.3	24.6	13.3%

Business Line View ($ in Millions)

	Q2-22	Q1-22	Variance F/(U)	Variance %

Services Gross Profit[1]	155.8	152.0	3.8	2.5%
Held for sale non-core European retail business	2.9	1.5
Russia / Ukraine Impact	-	(0.8)

Services Adj. Gross Profit (Non-GAAP)	158.7	152.7	6.0	3.9%

Products Gross Profit[1]	53.6	33.3	20.3	61.0%
Held for sale non-core European retail business	(2.4)	(0.7)
Russia / Ukraine Impact	-	-

Products Adj. Gross Profit (Non-GAAP)	51.2	32.6	18.6	57.1%

Total Gross Profit[1]	209.4	185.3	24.1	13.0%
Held for sale non-core European retail business	0.5	0.8
Russia / Ukraine Impact	-	(0.8)

Total Adjusted Gross Profit (Non-GAAP)	209.9	185.3	24.6	13.3%

1 Amounts include the impact of held for sale non-core European retail business for comparability purposes. Otherwise, there is no difference between GAAP and Non-GAAP segment results; as the GAAP to Non-GAAP adjustments shown in Note 1 of the Earnings Release are not assigned to the segments, as these adjustments relate to items that are considered non-routine in nature and thus do not impact the way in which the business is managed or performance is assessed.

23  |  Shareholder Letter / Q2 2022

Q2 2022 QTD Adjusted EBITDA

($ in Millions)

	Q2 2022	Q2 2021
GAAP Revenue	851.7	943.5

GAAP Net Income	(199.1)	(30.3)
Income tax expense (benefit)	64.2	(11.2)
Interest income	(1.0)	(2.3)
Interest expense	49.6	49.7
Depreciation and amortization	32.2	38.6
EBITDA	(54.1)	43.5
Share-based compensation	5.2	4.5
Amortization of cloud-based software implementation costs	0.5	-
Foreign exchange (gain) loss, net	(2.3)	9.2
Miscellaneous, net	(4.6)	(2.7)
Equity in earnings of unconsolidated subsidiaries	1.7	0.5
Restructuring and DN Now transformation expenses	77.4	30.4
Non-routine expenses, net	42.6	(0.1)
Held for Sale Entities	4.4	-
Adjusted EBITDA	70.9	86.3
Adjusted EBITDA as a % of GAAP Revenue	8.3%	9.1%

Trailing 12-month Adjusted EBITDA

($ in Millions)

	Q2 2022	Q2 2021
GAAP Revenue	3,699.3	3,988.0

GAAP Net Income	(422.7)	(189.7)
Income tax expense (benefit)	152.8	(28.0)
Interest income	(4.5)	(7.0)
Interest expense	194.6	295.0
Depreciation and amortization	136.0	164.0
EBITDA	56.3	234.0
Share-based compensation	12.7	15.0
Amortization of cloud-based software implementation costs	1.0	-
Foreign exchange (gain) loss, net	0.9	11.0
Miscellaneous, net	(8.6)	(3.0)
Equity in earnings of unconsolidated subsidiaries	0.5	1.0
Restructuring and DN Now transformation expenses	122.9	159.0
Non-routine expenses, net	119.1	11.0
Held for Sale Entities	9.9	-
Adjusted EBITDA	314.7	428.0
Adjusted EBITDA as a % of GAAP Revenue	8.5%	10.7%

The company defines EBITDA as net loss excluding income tax benefit/expense, net interest expense, and depreciation and amortization expense. Consistent with the company’s credit agreement, Adjusted EBITDA is EBITDA excluding the effects of the following items: share-based compensation, amortization of cloud-based software implementation costs, foreign exchange gain/loss net, miscellaneous net, equity in earnings of unconsolidated subsidiaries, restructuring and transformation expenses, non-routine expenses and the adjusted EBITDA loss of our held for sale non-core European retail business, as outlined in Note 1 of the non-GAAP measures. To remain comparable to the U.S. GAAP depreciation and amortization measures, the company excluded the amortization of Wincor Nixdorf purchase accounting intangible assets from non-routine expenses, net in the Adjusted EBITDA reconciliation of $17.6 and $19.9 for the three months ended June 30, 2022 and 2021 and $36.1 and $39.8 for the six months ended June 30, 2022 and 2021. Additionally, $0.8 of restructuring-related share-based compensation activity was excluded from restructuring and transformation expenses for the three and six months ended June 30, 2022 and $2.0 of accelerated depreciation expense for the six months ended June 30, 2021 was excluded from restructuring and transformation expenses. Deferred financing fees amortization is included in interest expense; as a result, the company excluded from the depreciation and amortization caption $4.0 and $4.3 for the three months ended June 30, 2022 and 2021 and $8.3 and $8.7 for the six months ended June 30, 2022 and 2021.

These are non-GAAP financial measures used by management to enhance the understanding of our operating results. EBITDA and Adjusted EBITDA are key measures we use to evaluate our operational performance. We provide EBITDA and Adjusted EBITDA because we believe that investors and securities analysts will find EBITDA and Adjusted EBITDA to be useful measures for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA and Adjusted EBITDA should not be considered as alternatives to net income as a measure of operating results or as alternatives to cash flows from operating activities as a measure of liquidity in accordance with GAAP.

24  |  Shareholder Letter / Q2 2022

Q2 2022 QTD Free Cash Flow

($ in Millions)

	Q2 2022	Q2 2021
Net cash (used) provided by operating activities (GAAP measure)	(80.4)	(78.5)
Excluding the impact of changes in cash of assets held for sale and the use of cash for M&A activities	-	8.2
Excluding the use of cash for the settlement of foreign exchange derivative instruments	0.4	0.1
Excluding the termination of certain interest rate swaps due to debt refinancing	-	-
Excluding the use of cash for the legal settlement related to the impaired cloud-based ERP implementation fees	5.0	-
Capital expenditures	(4.1)	(3.7)
Capitalized software development	(9.8)	(5.3)
Free cash flow/(use) (non-GAAP measure)	(88.6)	(79.2)
Add back: cash interest	27.9	27.0
Unlevered Free Cash Flow (Use) (non-GAAP Measure)	(60.7)	(52.2)

Trailing 12-month Free Cash Flow

($ in Millions)

	Q2 2022	Q2 2021
Net cash (used) provided by operating activities (GAAP measure)	(39.6)	42.2
Excluding the impact of changes in cash of assets held for sale and the use of cash for M&A activities	16.8	4.6
Excluding the use of cash for the settlement of foreign exchange derivative instruments	0.7	18.0
Excluding the termination of certain interest rate swaps due to debt refinancing	-	10.3
Excluding the use of cash for the legal settlement related to the impaired cloud-based ERP implementation fees	5.0	-
Proceeds from the surrender of company-owned life insurance policies	-	8.4
Capital expenditures	(18.8)	(24.9)
Capitalized software development	(37.3)	(19.5)
Free cash flow/(use) (non-GAAP measure)	(73.2)	39.1
Add back: cash interest	174.6	140.1
Unlevered Free Cash Flow (Use) (non-GAAP measure)	101.4	179.2

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities from continuing operations less capital expenditures, less cash used for capitalized software development, and excluding the impact of changes in cash of assets held for sale and the use of cash for M&A and the legal settlement for impaired cloud implementation costs, and excluding the use of cash for the settlement of foreign exchange derivative instruments. With respect to the company’s non-GAAP free cash flow outlook for 2022, it is not providing a reconciliation to the most directly comparable GAAP financial measure because it is unable to predict with reasonable certainty those items that may affect such measure calculated and presented in accordance with GAAP without unreasonable effort. This measure primarily excludes the future impact of changes in cash of assets held for sale, cash used for M&A activities and the settlement of foreign exchange derivative instruments. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, net cash provided (used) by operating activities calculated and presented in accordance with GAAP.

25  |  Shareholder Letter / Q2 2022

Q2 2022 Net Debt

($ in Millions)

	30-Jun-22	31-Dec-21	30-Jun-21
Cash, cash equivalents, restricted cash and short-term investments (GAAP measure)	281.3	423.2	232.4
Cash included in assets held for sale	3.4	3.1	5.2
Debt instruments	(2,422.5)	(2,292.7)	(2,351.6)
Net debt (non-GAAP measure)	(2,138.8)	(1,866.4)	(2,114.0)

Trailing 12-month Return on Invested Capital (ROIC)

($ in Millions)

	2019	2020	2021	TTM Q2 2022
Revenue	4,409.0	3,902.0	3,905.0	3,699.3
GAAP Operating Profit (Loss)	(27.0)	24.0	137.0	(86.8)
Non-GAAP Adjustments[2]	295.0	331.0	196.0	328.9
Non-GAAP Operating Profit[2]	268.0	355.0	333.0	242.1

Effective Tax Rate of 30%	80.4	106.5	99.9	72.6

Net Operating Profit after Tax (NOPAT)[2]	188.0	248.0	233.0	169.5

Cash & Short-Term Investments[3]	(388.0)	(364.0)	(426.1)	(281.0)
Debt	2,141.0	2,346.0	2,293.0	2,423.0
Leases	172.0	154.0	164.0	152.6
Pensions & Other Post-Retirement Liabilities	265.0	222.0	104.0	92.0
Redeemable Noncontrolling Interest	21.0	19.0	-	-
Equity	(506.0)	(832.0)	(837.0)	(1,247.2)
Total Invested Capital	1,705.0	1,545.0	1,298.0	1,140.0
Average Invested Capital	1,977.0	1,625.0	1,546.0	1,420.6
Return on Invested Capital (ROIC)[2]	9.5%	15.3%	15.1%	11.9%

2 Return on invested capital (ROIC) is a non-GAAP financial measure defined as adjusted net operating profit after tax (NOPAT) utilizing a 30% estimated effective tax rate divided by average invested capital for the period. Invested capital consists of net debt, leases, pension and other post-retirement liabilities and equity.

3 Includes cash included in assets held for sale

26  |  Shareholder Letter / Q2 2022

Software Business Line Distribution*

($ in Millions)

Q2 2022 QTD

GAAP

Historical Presentation		Adjustments		Current Presentation
Historical Segment	Amount	Professional, Maintenance and Support Services	Software Licenses	Amount	Updated Segment

Services Sales	$435.4	90.0		$525.4	Services Sales
Products Sales	312.3		14.0	326.3	Products Sales
Software Sales	104.0	(90.0)	(14.0)	-

Total Sales	$851.7	-	-	$851.7	Total Sales

Services CoGS	$328.0	47.1		$375.1	Services CoGS
Products CoGS	307.0		8.8	315.8	Products CoGS
Software CoGS	55.9	(47.1)	(8.8)	-

Total COGS	$690.9	-	-	$690.9	Total CoGS

Services Gross Profit	$107.4	42.9	-	$150.3	Services Gross Profit
Product Gross Margin	24.7%			28.6%	Services Product Margin
Products Gross Profit	5.4	-	5.1	10.5	Products Gross Profit
Services Gross Margin	1.7%			3.2%	Products Product Margin
Software Gross Profit	48.1	(42.9)	(5.1)	-
Software Gross Margin	46.2%			0.0%

Total Gross Profit	$160.8	-	-	$160.8	Total Gross Profit

Total Gross Margin	18.9%			18.9%	Total Gross margin

Non-GAAP

Historical Presentation		Adjustments		Current Presentation
Historical Segment	Amount	Professional, Maintenance and Support Services	Software Licenses	Amount	Updated Segment

Services Sales	$434.6	90.0		$524.6	Services Sales
Products Sales	308.2		13.2	321.4	Products Sales
Software Sales	103.2	(90.0)	(13.2)	-

Total Sales	$846.0	-	-	$846.0	Total Sales

Services CoGS	$318.8	47.1		$365.9	Services CoGS
Products CoGS	262.2		8.0	270.2	Products CoGS
Software CoGS	55.1	(47.1)	(8.0)	-

Total COGS	$636.1	-	-	$636.1	Total CoGS

Services Gross Profit	$115.7	43.0	-	$158.7	Services Gross Profit
Product Gross Margin	26.6%			30.3%	Services Product Margin
Products Gross Profit	46.1	-	5.1	51.2	Products Gross Profit
Services Gross Margin	14.9%			15.9%	Products Product Margin
Software Gross Profit	48.1	(43.0)	(5.1)	-
Software Gross Margin	46.6%			0.0%

Total Gross Profit	$209.9	-	-	$209.9	Total Gross Profit

Total Gross Margin	24.8%			24.8%	Total Gross Margin

*Current presentation is consistent with the notes historically presented within the 10-Q/10-K financials.

27  |  Shareholder Letter / Q2 2022

Q2 2022 YTD

GAAP

Historical Presentation		Adjustments		Current Presentation
Historical Segment	Amount	Professional, Maintenance and Support Services	Software Licenses	Amount	Updated Segment

Services Sales	$873.8	177.8		$1,051.6	Services Sales
Products Sales	603.1		26.8	629.9	Products Sales
Software Sales	204.6	(177.8)	(26.8)	-

Total Sales	$1,681.5	-	-	$1,681.5	Total Sales

Services CoGS	$649.2	100.1		$749.3	Services CoGS
Products CoGS	565.5		20.6	586.1	Products CoGS
Software CoGS	120.7	(100.1)	(20.6)	-

Total COGS	$1,335.4	-	-	$1,335.4	Total CoGS

Services Gross Profit	$224.6	77.7	-	$302.3	Services Gross Profit
Product Gross Margin	25.7%			28.7%	Services Product Margin
Products Gross Profit	37.6	-	6.2	43.8	Products Gross Profit
Services Gross Margin	6.2%			7.0%	Products Product Margin
Software Gross Profit	83.9	(77.7)	(6.2)	-
Software Gross Margin	41.0%			0.0%

Total Gross Profit	$346.1	-	-	$346.1	Total Gross Profit

Total Gross Margin	20.6%			20.6%	Total Gross Margin

Non-GAAP

Historical Presentation		Adjustments		Current Presentation
Historical Segment	Amount	Professional, Maintenance and Support Services	Software Licenses	Amount	Updated Segment

Services Sales	$870.3	177.8		$1,048.1	Services Sales
Products Sales	597.1		25.2	622.3	Products Sales
Software Sales	202.9	(177.8)	(252)	-

Total Sales	$1,670.4	-	-	$1,670.4	Total Sales

Services CoGS	$639.0	97.0		$736.0	Services CoGS
Products CoGS	518.8		19.7	538.5	Products CoGS
Software CoGS	116.7	(97.0)	(19.7)	-

Total COGS	$1,274.5	-	-	$1 274.5	Total CoGS

Services Gross Profit	$231.4	80.7	-	$312.1	Services Gross Profit
Product Gross Margin	26. 6%			29.8%	Services Product Margin
Products Gross Profit	78.3	-	5.5	83.8	Products Gross Profit
Services Gross Margin	13.1%			13.5%	Products Product Margin
Software Gross Profit	86.2	(80.7)	(55)	-
Software Gross Margin	42.5%			0.0%

Total Gross Profit	$395.9	-	-	$395.9	Total Gross Profit

Total Gross Margin	23.7%			23.7%	Total Gross Margin

28  |  Shareholder Letter / Q2 2022

Q2 2021 QTD

GAAP

Historical Presentation		Adjustments		Current Presentation
Historical Segment	Amount	Professional, Maintenance and Support Services	Software Licenses	Amount	Updated Segment

Services Sales	$493.5	93.2		$586.7	Services Sales
Products Sales	338.5		18.3	356.8	Products Sales
Software Sales	111.5	(93.2)	(18.3)	-

Total Sales	$943.5	0.0	0.0	$943.5	Total Sales

Services CoGS	$355.6	54.3		$409.9	Services CoGS
Products CoGS	276.1		5.6	281.7	Products CoGS
Software CoGS	59.9	(54.3)	(56)	-

Total COGS	$691.6	0.0	0.0	$691.6	Total CoGS

Services Gross Profit	$137.9	38.9	0.0	$176.8	Services Gross Profit
Product Gross Margin	27.9%			30.1%	Services Product Margin
Products Gross Profit	62.4	0.0	12.7	75.1	Products Gross Profit
Services Gross Margin	18.4%			21.0%	Products Product Margin
Software Gross Profit	51.6	(38.9)	(12.7)	-
Software Gross Margin	46.3%			0.0%

Total Gross Profit	$251.9	0.0	0.0	$251.9	Total Gross Profit

Total Gross Margin	26.7%			26.7%	Total Gross Margin

Non-GAAP

Historical Presentation		Adjustments		Current Presentation
Historical Segment	Amount	Professional, Maintenance and Support Services	Software Licenses	Amount	Updated Segment

Services Sales	$493.5	93.2		$586.7	Services Sales
Products Sales	338.5		18.3	356.8	Products Sales
Software Sales	111.5	(93.2)	(18.3)	-

Total Sales	$943.5	-	-	$943.5	Total Sales

Services CoGS	$348.5	53.2		$401.7	Services CoGS
Products CoGS	274.6		5.4	280.0	Products CoGS
Software CoGS	58.6	(53.2)	(5.4)	-

Total COGS	$681.7	-	-	$681.7	Total CoGS

Services Gross Profit	$145.0	40.0	-	$185.0	Services Gross Profit
Product Gross Margin	29.4%			31.5%	Services Product Margin
Products Gross Profit	63.9	-	12.9	76.8	Products Gross Profit
Services Gross Margin	18.9%			2 1.5%	Products Product Margin
Software Gross Profit	52.9	(40.0)	(12.9)	-
Software Gross Margin	47.4%			0.0%

Total Gross Profit	$261.8	-	-	$261.8	Total Gross Profit

Total Gross Margin	27.7%			27.7%	Total Gross Margin

29  |  Shareholder Letter / Q2 2022

Q2 2021 YTD

GAAP

Historical Presentation		Adjustments		Current Presentation
Historical Segment	Amount	Professional, Maintenance and Support Services	Software Licenses	Amount	Updated Segment

Services Sales	$975.9	184.4		$1,160.3	Services Sales
Products Sales	684.3		42.8	727.1	Products Sales
Software Sales	227.2	(184.4)	(42.8)	-

Total Sales	$1,887.4	-	-	$1,887.4	Total Sales

Services CoGS	$695.7	103.8		$799.5	Services CoGS
Products CoGS	547.3		15.5	562.8	Products CoGS
Software CoGS	119.3	(103.8)	(15.5)	-

Total COGS	$1,362.3	-	-	$1,362.3	Total CoGS

Services Gross Profit	$280.2	80.6	-	$360.8	Services Gross Profit
Product Gross Margin	28.7%			31.1%	Services Product Margin
Products Gross Profit	137.0	-	27.3	164.3	Products Gross Profit
Services Gross Margin	20.0%			22.6%	Products Product Margin
Software Gross Profit	107.9	(80.6)	(27.3)	-
Software Gross Margin	47.5%			0.0%

Total Gross Profit	$525.1	-	-	$525.1	Total Gross Profit

Total Gross Margin	27.8%			27.8%	Total Gross Margin

Non-GAAP

Historical Presentation		Adjustments		Current Presentation
Historical Segment	Amount	Professional, Maintenance and Support Services	Software Licenses	Amount	Updated Segment

Services Sales	$975.9	184.4		$1,160.3	Services Sales
Products Sales	684.3		42.8	727.1	Products Sales
Software Sales	227.2	(184.4)	(42.8)	-

Total Sales	$1,887.4	-	-	$1,887.4	Total Sales

Services CoGS	$690.2	101.5		$791.7	Services CoGS
Products CoGS	545.3		15.2	560.5	Products CoGS
Software CoGS	116.7	(101.5)	(15.2)	-

Total COGS	$1,352.2	-	-	$1,352.2	Total CoGS

Services Gross Profit	$285.7	82.9	-	$368.6	Services Gross Profit
Product Gross Margin	29.3%			31.8%	Services Product Margin
Products Gross Profit	139.0	-	27.6	166.6	Products Gross Profit
Services Gross Margin	20.3%			22.9%	Products Product Margin
Software Gross Profit	110.5	(82.9)	(27.6)	-
Software Gross Margin	48.6%			0.0%

Total Gross Profit	$535.2	-	-	$535.2	Total Gross Profit

Total Gross Margin	28.4%			28.4%	Total Gross Margin

30  |  Shareholder Letter / Q2 2022